UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

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SPARK NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SPARK NETWORKS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Spark Networks, Inc., a Delaware corporation (the “ Company”), to be held at the Company’s principal executive offices located at 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211 on May 24, 2013 at 9:00 a.m. Pacific Daylight Time.

The Annual Meeting of the Company is being held for the following purposes:

1.	To elect six (6) members to the Board of Directors to serve for one-year terms ending at the 2014 annual meeting of stockholders;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2013;

3.	To approve, on an advisory basis, the compensation of our named executive officers;

4.	To vote, on an advisory basis, on the frequency of holding an advisory vote on the compensation of our named executive officers;

5.	To consider and act upon one stockholder proposal regarding poison pills, if properly presented at the Annual Meeting; and

6.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 1, 2013 as the record date (the “Record Date”) for determining those stockholders who will be entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 24, 2013: The 2013 Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2012 are also available at http://proxy.spark.net.

The Company’s Annual Report to Stockholders for the year ended December 31, 2012 is enclosed with this notice. The following proxy statement and enclosed proxy card is being sent to each stockholder as of the Record Date. You are cordially invited to attend the Annual Meeting, but if you do not expect to attend, or if you plan to attend, but desire the proxy holders to vote your shares, please date and sign your proxy card and return it in the enclosed postage paid envelope. The giving of this proxy card will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy card promptly to avoid the expense of additional proxy solicitation. If you are a stockholder who owns shares through a nominee and attends the Annual Meeting, you should bring a letter from your nominee identifying you as the beneficial owner of the shares and acknowledging that you will vote your shares.

FOR THE BOARD OF DIRECTORS

Joshua A. Kreinberg Corporate Secretary Dated: April 2, 2013 Beverly Hills, California

SPARK NETWORKS, INC.

PROXY STATEMENT

For Annual Meeting to be Held

May 24, 2013 at 9:00 a.m. Pacific Daylight Time

The enclosed proxy is solicited by the Board of Directors of Spark Networks, Inc. (“we,” “us,” the “ Company,” or “Spark”), a Delaware corporation, in connection with the Annual Meeting of Stockholders of the Company to be held on May 24, 2013 at 9:00 a.m. Pacific Daylight Time at 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211 (the “Annual Meeting”). The approximate mailing date for this proxy statement and the enclosed proxy is April 9, 2013.

The purpose of the Annual Meeting is to vote on the following items of business: (1) the election of six directors to the Board of Directors to serve one-year terms ending at the 2014 annual meeting of stockholders; (2) ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013; (3) the approval, on an advisory basis, of the compensation of our named executive officers; (4) to vote, on an advisory basis, on the frequency of holding an advisory vote on the compensation of our named executive officers; (5) to consider and act upon one stockholder proposal regarding poison pills, if properly presented at the Annual Meeting; and (6) to transact such other business as may properly come before the meeting or any adjournments thereof.

Annual Report

Our annual report to stockholders for the year ended December 31, 2012 will be concurrently provided to each stockholder at the time we send this proxy statement and the enclosed proxy card and is not to be considered a part of the proxy soliciting material.

Quorum; Voting Rights

Holders of our common stock of record at the close of business on April 1, 2013 (the “Record Date”) will be entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. There were 20,997,489 shares of our common stock outstanding as of the Record Date. Each share of our common stock is entitled to one vote on each matter to be voted on at the Annual Meeting, and the presence, in person or by proxy, of holders of a majority of the outstanding shares of our common stock, is necessary to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes will count toward the presence of a quorum. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned to solicit additional proxies. Stockholders may not cumulate their votes.

Voting Your Proxy

YOUR VOTE IS IMPORTANT. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the Annual Meeting, we urge you to vote in advance. If you choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

Stockholders who hold their shares beneficially in a “street name” through a nominee (such as a bank or broker) may be able to vote by telephone, the internet or mail. You should follow the instructions you receive from your nominee to vote those shares. If you are a stockholder who owns shares through a nominee and you attend the Annual Meeting, you should bring a letter from your nominee identifying you as the beneficial owner of the shares and acknowledging that you will vote your shares.

We are not aware of any matter to be presented at the Annual Meeting other than that described in this proxy statement. If, however, other matters properly are brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your common stock or act on those matters according to their best judgment, including adjournment of the Annual Meeting.

How the Board Recommends that You Vote

The Board of Directors recommends the following votes:

1)	“FOR” the election of the six director nominees;

2)	“FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013;

3)	“FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers;

4)	For the approval, on an advisory basis, of a THREE YEAR advisory vote on the compensation of our named executive officers; and

5)	“AGAINST” the stockholder proposal regarding poison pills.

Counting of Votes

If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted:

1)	“FOR” the election of the six director nominees;

2)	“FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013;

3)	“FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers;

4)	For the approval, on an advisory basis, of a THREE YEAR advisory vote on the compensation of our named executive officers; and

5)	“AGAINST” the stockholder proposal regarding poison pills.

All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Representatives of our transfer agent will assist us in the tabulation of the votes.

Abstentions and Broker Non-Votes

An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote.

Brokers that hold shares of common stock in a “street name” for customers that are the beneficial owners of those shares may generally vote on routine matters. However, brokers generally do not have discretionary voting power (i.e. they cannot vote) on non-routine matters without specific instructions from their customers. Proposals are determined to be routine or non-routine matters based on the rules of the various regional and national exchanges of which the brokerage firm is a member. A broker “non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority on certain types of proposals and has not received instructions from its customer regarding how to vote on a particular proposal.

Abstentions and broker non-votes will count toward the presence of a quorum. Refer to each proposal for a discussion of the effect of abstentions and broker non-votes on the results of each proposal.

Revoking Your Proxy

Any proxy given may be revoked at any time before it is voted by notifying the Corporate Secretary of the Company in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Annual Meeting. The Company’s principal executive office is located at 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211.

Solicitation of Proxies

The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition, the officers and other regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of the common stock of the Company.

Delivery of Proxy Materials to Households

“Householding” is a program, approved by the Securities and Exchange Commission (the “SEC”), which allows companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of stockholder proxy material to any household at which two or more stockholders reside. If you and other residents at your mailing address own shares of our common stock in a “street name,” your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account. If you hold shares of our common stock in your own name as a holder of record, “householding” will not apply to your shares.

Interest of Executive Officers and Directors

None of the Company’s executive officers or directors has any interest in any of the matters to be acted upon at the Annual Meeting, except to the extent that a director is named as a nominee for election to the Board of Directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Bylaws provide for a variable Board of Directors with a range of between two and nine members. The Company currently has six authorized members on its Board of Directors. The Company’s Bylaws give the Board of Directors the authority to establish, increase or decrease the number of directors.

Upon the recommendation of the Nominating Committee, the Board of Directors has nominated Jonathan B. Bulkeley, Benjamin Derhy, Peter L. Garran, Michael A. Kumin, Gregory R. Liberman, and Thomas G. Stockham, as nominees for election as directors. If elected, they will serve for a term expiring at our annual meeting of stockholders in 2014.

Unless you otherwise instruct us, your properly executed proxy that is returned in a timely manner will be voted for election of these six nominees. Each of Messrs. Bulkeley, Derhy, Garran, Kumin, Liberman and Stockham has advised the Company of his availability and willingness to serve if elected. If, however, any of these nominees should be unable or should fail to act as a nominee because of an unexpected occurrence, your proxy will be voted for such other person as the holders of your proxy, acting in their discretion, may determine. You can find information about Messrs. Bulkeley, Derhy, Garran, Kumin, Liberman and Stockham below under the section “Board of Directors and Executive Officers.”

Vote Required

You may vote in favor of any or all of the nominees or you may withhold your vote as to any or all of the nominees. In order to elect a nominee, the affirmative vote of a majority of the votes cast in favor at the Annual Meeting is necessary for the election of the nominee for director assuming a quorum is present. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board of Directors are to be voted on this proposal, such shares will be voted in favor of the nominees. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

The Board of Directors has adopted a policy regarding the election of directors, which provides that when a director receives a greater number of votes “against” election than votes “for” election, he or she will, promptly following certification of the stockholder vote, offer his or her resignation. In connection with a director resignation, the nominating committee of the Board will consider the resignation offer and make a recommendation to the Board. The independent members of the Board will consider what is in the best interests of the Company and its stockholders, and the Board will consider all factors deemed relevant, including the director’s tenure, qualifications, past and expected future contributions to the Company, and the overall composition of the Board, including whether accepting the resignation offer would cause the Company to be in violation of its constituent documents or fail to meet any applicable regulatory or contractual requirements. The Board’s actions may include (i) accepting the resignation offer or (ii) deferring acceptance of the resignation offer until a replacement director with certain necessary qualifications can be identified and elected to the Board.

In the past, if you held your shares in a “street name” and you did not indicate how you wanted your shares to be voted in the election of directors, your broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulations were made to take away the ability of your broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in a “street name” and you do not instruct your broker how to vote in the election of directors, a broker non-vote will occur and no votes will be cast on your behalf. It is therefore critical that you cast your vote if you want it to count in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF

THE DIRECTOR NOMINEES.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has recommended the reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Ernst & Young LLP became our auditors in 2004. The stockholders are being requested to ratify the reappointment of Ernst & Young LLP at the Annual Meeting. The Company anticipates that a representative of Ernst & Young LLP will attend the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate stockholder questions.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2012 and 2011

During the fiscal years ended December 31, 2012 and 2011, we retained Ernst & Young LLP to provide services as follows:

	Fees for the Year Ended December 31,
	2012	2011
Service
Audit fees(1)	$463,560	$495,246
Tax fees(2)	125,136	95,642
Other(3)	15,000	3,982
Total audit and non-audit fees	$603,696	$594,870

(1)	Fees for audit services include costs associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, and statutory audits required internationally.

(2)	Tax fees included tax compliance, general tax advice and tax planning.

(3)	Fees related to Internal Revenue Code Section 382 analysis.

Pre-Approval Policy

In accordance with our Audit Committee Charter, the Audit Committee pre-approves all auditing services and permitted non-audit services, if any, including tax services, to be performed for us by our independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, which are approved by the Audit Committee prior to the completion of the audit. The scope of the pre-approval includes pre-approval of all fees and terms of engagement. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three non-employee directors who are independent under the standards adopted by the Board of Directors and applicable NYSE MKT rules and SEC standards. The Audit Committee represents and assists the Board of Directors in fulfilling its responsibility for oversight and evaluation of the quality and integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s registered public accounting firm, Ernst & Young LLP, and the performance of the Company’s internal controls and of Ernst & Young LLP.

The Audit Committee has reviewed and discussed with the Company’s management, internal finance staff and Ernst & Young LLP, with and without management present, the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2012 and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee has also discussed with Ernst & Young LLP the results of the independent auditors’ examinations and the judgments of Ernst & Young LLP concerning the quality, as well as the acceptability, of the Company’s accounting principles and such other matters that the Company is required to discuss with the independent auditors under applicable rules, regulations or generally accepted auditing standards (including the statement on Auditing Standards No. 61, as amended). In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence from the Company and management, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the fees paid to Ernst & Young LLP during the year.

Based on our review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Respectfully submitted,

Jonathan B. Bulkeley
Benjamin Derhy
Thomas G. Stockham

Vote Required

You may vote in favor or against this proposal or you may abstain from voting. The affirmative vote of a majority of all votes present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board of Directors are to be voted on this proposal, such shares will be voted in favor of the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. Abstentions will have the same effect as votes cast against the proposal. Generally, brokers and other nominees that do not receive instructions are entitled to vote on the ratification of the appointment of our independent registered public accounting firm. Broker non-votes are not expected to result from the vote on this proposal. However, should a broker non-vote occur, it would have no effect on the outcome of the matter (i.e. it will be neither a vote “for” nor “against” the proposal).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

RATIFICATION OF REAPPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) added Section 14A to Securities Exchange Act of 1934, as amended (the “Exchange Act”), which enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Our named executive officer compensation program is designed to attract, motivate and retain our named executive officers, who are critical to our success. The Compensation Committee believes an effective compensation program is one that is designed to align the interests of executive officers with those of our stockholders by tying long-term incentive compensation to financial performance and ultimately to the creation of stockholder value. The Compensation Committee believes that it has taken a responsible approach to compensating our named executive officers.

Please read the “Executive Compensation” section of this proxy statement for additional details about our executive compensation program.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board of Directors value the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

Vote Required

This vote is an advisory vote and is therefore not binding on the Company or the Board of Directors. The affirmative vote of a majority of all votes present or represented by proxy and entitled to vote at the Annual Meeting is required for advisory approval of this proposal. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board of Directors are to be voted on this proposal, such shares will be voted in favor of the this proposal. Brokers are not authorized to vote without instructions on this proposal. Abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, as added by the Dodd-Frank Act, also enables our stockholders to indicate their preference as to how frequently we should seek an advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every year, once every two years, or once every three years. Stockholders also may abstain from voting on this proposal.

After careful consideration of this proposal, the Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company, and therefore your Board recommends that you vote for a three year (3-year) frequency for the advisory vote on executive compensation.

In formulating its recommendation, our Board considered that a triennial vote will allow stockholders to better evaluate our executive compensation program in relation to our short- and long-term company performance. Additionally, a triennial vote will provide us with time to respond to stockholder concerns and implement appropriate revisions.

The proxy card provides stockholders with the opportunity to choose among four options (holding the advisory vote on executive compensation every one, two or three years, or abstain from voting) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors. You may cast your vote on your preferred voting frequency by choosing the option of once every year (“1 year”), once every two years (“2 years”), once every three years (“3 years”), or you may abstain from voting.

The purpose of this proposal is to assess stockholder preferences on the frequency of future advisory votes on executive compensation, and as such, there will be no approval or adoption of a resolution establishing the frequency of future advisory votes on executive compensation. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered the frequency for the advisory vote on executive compensation that is preferred by our stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option preferred by our stockholders.

Vote Required

This vote is an advisory vote and is therefore not binding on the Company or the Board of Directors. You may choose from the following alternatives: every year, every two years, every three years or you may abstain. Brokers are not authorized to vote without instructions on this proposal. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered the frequency for the advisory vote on executive compensation that is preferred by our stockholders. While the Board of Directors will consider our stockholders’ preference as reflected in the vote on this proposal in determining how frequently the advisory vote on executive compensation occurs in the future, our Board of Directors will have the discretion to determine the actual frequency at which the required advisory stockholder vote on the compensation of our named executive officers will be conducted, because the vote on such frequency is only advisory and non-binding. The Board’s determination on the actual frequency of such vote will be disclosed in a Form 8-K to be filed in accordance with the rules of the SEC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A THREE YEAR (3-YEAR) FREQUENCY FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL REQUESTING THE BOARD OF DIRECTORS TO ADOPT A RULE TO

REDEEM ANY CURRENT OR FUTURE STOCKHOLDER RIGHTS PLAN OR AMENDMENT

THERETO UNLESS SUCH PLAN IS SUBMITTED TO A STOCKHOLDER VOTE WITHIN 12 MONTHS

Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, has notified the Company that through his designee he intends to present the following proposal at the Annual Meeting. Mr. Steiner states that, since October 1, 2011, he owns 8,000 shares of our common stock and that he intends to meet the beneficial ownership requirements under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, until after the date of the Annual Meeting. The stockholder proposal is quoted verbatim below, followed by an opposition statement from the Board.

Stockholder Proposal

5 - Right to Vote Regarding Poison Pills

Resolved, shareholders request that our Board adopt a rule to redeem any current or future Poison Pill unless such plan or amendments to such plan are submitted to a shareholder vote, as a separate ballot item, within 12 months.

“Poison pills... prevent shareholders, and the overall market, from exercising their right to discipline management by turning it out. They entrench the current management, even when it’s doing a poor job. They water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs.”—“Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001.

“That’s the key negative of poison pills—instead of protecting investors, they can also preserve the interests of management deadwood as well,” said Morningstar.com. Our management was protected by a poison pill until at least 2017 with no input from us.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

Directors Adam Berger, Benjamin Derhy, Michael Kumin, Peter Garran and Thomas Stockham apparently did not believe in owning any stock. GMI/The Corporate Library, an independent investment research firm, said shareholder confidence in our board’s commitment to increasing shareholder value may be compromised when our directors do not share the risk of investors. Jonathan Bulkeley, who chaired our audit committee, and Peter Garran received our highest negative votes—in double-digits. Plus our directors need only one-vote from our 20 million shares to be elected.

Not one of our directors attended our 2012 annual meeting—not even telephonically. Our annual meetings also are not adequately set up for shareholder attendance and shareholders could easily be locked out.

Please encourage our board to respond positively to this proposal to strengthen our corporate governance and protect shareholder value:

Right to Vote Regarding Poison Pills - Proposal 5

Board’s Statement in Opposition

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST”

THE FOREGOING STOCKHOLDER PROPOSAL REQUESTING THE BOARD OF DIRECTORS TO

ADOPT A RULE TO REDEEM ANY CURRENT OR FUTURE STOCKHOLDER RIGHTS PLAN OR

AMENDMENT THERETO UNLESS SUCH PLAN IS SUBMITTED TO A STOCKHOLDER VOTE

WITHIN 12 MONTHS.

In connection with implementing the Scheme of Arrangement in 2007, our Board of Directors adopted a stockholder rights agreement in July 2007, as may be amended from time to time (the “Rights Plan”). We adopted the Rights Plan to provide similar mechanisms as provided under the UK Takeover Code, which would no longer be applicable after our corporate reorganization from a company organized in the United Kingdom to a Delaware company was completed (known as the “Scheme of Arrangement”). In seeking stockholder approval of the Scheme of Arrangement, we disclosed that the new Delaware company (now Spark Networks, Inc.) planned to adopt a stockholder rights plan. The Board believed that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Spark Networks, Inc. outweighed the disadvantages of discouraging such proposals, including proposals that are priced above the then current market value of the Company’s shares, because, among other things, negotiation of such proposals could result in an improvement of their terms.

We view the Rights Plan as an important tool for the Board to protect our company against inadequate takeover bids. We believe that the Rights Plan can protect stockholders from unfairly priced and coercive takeover bids that often come in the form of two-tiered tender offers that may pressure stockholders into accepting the offer by penalizing late-tendering stockholders, “creeping tender offers” that gradually accumulate a company’s stock through open market purchases, hostile takeover bids made at unfair prices, and other unfair or abusive acquisition tactics. Generally, rights under the Rights Plan are only exercisable upon the occurrence of certain takeover-related events, namely, the acquisition by a third party of more than 30% of our outstanding voting shares where the third party has not concurrently made a tender offer to acquire all outstanding shares of common stock of the Company. In order to avoid rights being exercised under the Rights Plan, the third party’s tender offer must also meet other conditions that we believe would benefit our stockholders, including that it must (i) be for all-cash consideration, (ii) provide price protection in the event the third party acquires additional shares at a higher price after the commencement of the tender offer, (iii) lack financing, due diligence or other conditions, (iv) require a fairness opinion, (v) allow stockholders sufficient time to consider the tender offer and (vi) require prompt acquisition of all shares of common stock tendered after the expiration of the offer period. These conditions, including the cash tender offer exception, which we believe are unlike typical provisions included in plans of other companies, were based on the UK Takeover Code as our Rights Plan was adopted in connection with our Scheme of Arrangement.

The Rights Plan is designed to encourage potential acquirers to negotiate directly with our Board before attempting an acquisition. In responding to an attempted takeover, particularly in the current economic environment, we believe that our Board is in the best position to assess the merits of any bona fide acquisition proposal in accordance with its fiduciary duties to all stockholders. As discussed in “Corporate Governance and Board Matters—Director Independence” on page 15 of this proxy statement, five of the six members of our Board are “independent directors” as defined by NYSE MKT listing standards. We believe that our Board’s independence allows it to objectively evaluate acquisition offers. All of our directors are committed to acting in the best interests of the Company and its stockholders and must always act in accordance with their fiduciary duties in adopting and maintaining the Rights Plan or any other stockholder rights plan. The Rights Plan is not intended to and will not prevent a takeover of our company that our Board determines to be in the best interest of our company and stockholders. Nor does the Rights Plan reduce our directors’ fiduciary duties to our stockholders and obligations to consider potential offers. Furthermore, independent members of our Board periodically review the Rights Plan to consider whether the maintenance of the plan continues to be in the best interests of our company and stockholders. In light of this stockholder proposal, our Board further discussed the Rights Plan and agreed to oppose the proposal.

The proposal requests the Board of Directors to adopt a rule to redeem any current and future rights plan. Redeeming the Rights Plan now, in the absence of an acquisition proposal, would remove an important tool that the Board should have for the protection of our stockholders and would leave our stockholders vulnerable to an unsolicited and potentially coercive and unfair takeover offer. We believe that any decision to redeem the Rights Plan should be made by the Board in the context of a specific acquisition proposal. The terms of the Rights Plan allow the Board to redeem the Rights Plan in order to permit an acquisition that it determines, in the exercise of its fiduciary duties, adequately reflects our company’s value and is in the best interest of our stockholders. In addition, the proponent requests that any rights plan and any amendments to such rights plan be submitted to a stockholder vote within twelve months. Requiring stockholder approval of such rights plan could impede the Board’s ability to maximize stockholder value, particularly when time is of the essence and action must be taken quickly in response to an unfair takeover bid or threat.

An unsolicited takeover bid often requires the Board of the target to collect, analyze and act on a significant amount of information within a short period of time. The Rights Plan provides the Board with the time and flexibility needed to respond to unsolicited takeover bids, especially those that are potentially coercive or unfair to our stockholders, so that we can ensure that acquisition offers are fair and equitable to all stockholders. The Rights Plan also increases the Company’s leverage in negotiating an acquisition and seeking to obtain the best value for all of our stockholders. Where the Board concludes that an acquisition offer reaches a level such that it is in the best interests of the company and its stockholders, the Board may redeem the rights issued under the Rights Plan prior to the acquisition, thereby facilitating completion of an acquisition of the Company. Requiring stockholder approval of stockholder rights plans could interfere with our Board’s ability to maximize stockholder value in the event of a takeover bid, particularly when time is of the essence and prompt action must be taken in response to an unfair takeover bid or threat.

We disagree with the proposal proponent’s view on the effects of stockholder rights plans on stockholder value. Contrary to the isolated quotes cited by the proponent, studies have suggested that stockholder rights plans promote stockholder value. Studies have shown that corporations with stockholders rights plan generally obtained higher takeover premiums than companies without such plans. Based on information about studies of rights plans, these studies include research conducted by FactSet Research Systems (2005), JPMorgan Chase & Co. (1997) and Georgeson & Company Inc. (1997).

We also note that the proponent’s proposal contains statements that are false and misleading. First, the proponent’s statement that “our directors only need one-vote from our 20 million shares to be elected” is false. Our voting standards for election of director nominees require the affirmative vote of a majority of the votes cast at an annual meeting. In order for that director to be elected, as discussed on page 4 of this proxy statement, the number of votes cast “for” a director nominee must exceed the number of votes cast “against” the director. In fact, we adopted majority voting standards for director nominees in 2011, after it was proposed by Kenneth Steiner, the proponent of this Proposal No. 5. Second, the proposal’s statement that “[n]ot one of our directors attended our 2012 annual meeting—not even telephonically” is incorrect. Gregory Liberman, our Chief Executive Officer, President and member of the Board, attended and led the annual meeting. The proponent’s representative at the meeting, John Chevedden, attended the 2012 annual meeting and was seated across the table from Mr. Liberman.

The proponent’s proposal also contains numerous supporting statements that we believe are irrelevant to the proposal’s request that our Board adopt rules to redeem stockholders rights plans unless submitted to a vote of stockholders within 12 months. Instead of focusing on the merits of his proposal requesting that the Board adopt a rule to redeem stockholder rights plan unless submitted for a stockholder vote, the proponent discusses stock ownership levels of our Board members and director election voting results from previous periods. The proponent also irrelevantly opines that “our annual meetings also are not adequately set up for shareholder attendance and shareholders could easily be locked out.” We strongly disagree with this statement. Our annual meetings are open to all of our stockholders, held in a main conference room in our headquarter offices, which is centrally located in Beverly Hills, California. We note that the proponent’s representative, John Chevedden, has previously attended our annual meetings for the last two years and he has not raised any concerns to us regarding our meeting not being adequately set up for stockholder attendance.

We disclaim any responsibility for the content of the stockholder proposal above and statements of support, the text of which, in accordance with rules of the Securities and Exchange Commission, is printed verbatim from his submission, with only a correction of the proposal number reference.

Vote Required

You may vote in favor or against this stockholder proposal or you may abstain from voting. The affirmative vote of a majority of all votes present or represented by proxy and entitled to vote at the Annual Meeting is required to adopt Proposal 5. Abstentions and broker non-votes will count toward the presence of a quorum. Abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome. If the proposal is not properly presented by the proponent at the Annual Meeting, it will not be voted upon.

If you hold shares in a “street name” and do not provide your broker with specific voting instructions, your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposal 5 is considered a non-routine matter. Thus, if you hold your shares in a “street name” and you do not instruct your broker how to vote on Proposal 5, a broker non-vote will occur and no votes will be cast on your behalf.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST”

THE FOREGOING STOCKHOLDER PROPOSAL REQUESTING THE BOARD OF DIRECTORS TO

ADOPT A RULE TO REDEEM ANY CURRENT OR FUTURE STOCKHOLDER RIGHTS PLAN OR

AMENDMENT THERETO UNLESS SUCH PLAN IS SUBMITTED TO A STOCKHOLDER VOTE

WITHIN 12 MONTHS.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Information Concerning Director Nominees

Each of the persons named below will be nominated for election as a director of the Company at this Annual Meeting to serve for a term of one year ending at the 2014 annual meeting of stockholders and thereafter until his successor is duly elected and has qualified or until his death, resignation or removal. The nominees are currently serving as directors of the Company.

Name	Age	Positions
Gregory R. Liberman	40	Chief Executive Officer, President and Director
Jonathan B. Bulkeley(1)	52	Director
Benjamin Derhy(2)	58	Director
Peter L. Garran	37	Director
Michael A. Kumin(3)	40	Director
Thomas G. Stockham(2)	48	Director

(1)	Chairman of the Audit Committee.

(2)	Member of the Audit Committee, the Compensation Committee and the Nominating Committee.

(3)	Chairman of the Board, Chairman of the Compensation Committee and Chairman of the Nominating Committee.

Gregory R. Liberman has served as the Chief Executive Officer of the Company since April 2011 and as the President since June 2006. He has also served as a member of the Company’s Board of Directors since April 2011. Mr. Liberman served as the Company’s Chief Operating Officer from August 2005 to April 2011, as General Counsel from October 2004 to April 2006, and as Corporate Secretary from January 2005 to September 2006. Mr. Liberman earned a J.D., with Honors, from The Law School at the University of Chicago and an A.B., with University Distinction and Honors in Economics, from Stanford University. The Company believes that Mr. Liberman’s experience with the Company and his various past senior executive positions give him the qualifications and skills to serve as a director.

Jonathan B. Bulkeley joined the Company’s Board of Directors in September 2006. Mr. Bulkeley is the founder and Chief Investment Officer of Blue Square Capital Management LLC, which operates a hedge fund investing in global small and micro cap equities. From February 2006 to August 2010, Mr. Bulkeley served as chief executive officer of Scanbuy, Inc., a company that develops bar code readers for cell phones. Prior to joining Scanbuy, Inc., from February 2002 to February 2006, he was Managing Partner of Achilles Partners LLC, an investment, advisory and research firm, and prior to that, he was Chairman and chief executive officer of Lifeminders, Inc., an online direct marketing company. From December 1998 to January 2000, Mr. Bulkeley was chief executive officer of barnesandnoble.com. Mr. Bulkeley also served as Vice Chair of EDGAR-Online from April 2003 to April 2004 and Chairman of QXL Ricardo, plc from February 1998 to December 2004. He is currently a director of the UST Global Private Markets Fund, LLC, Jones, Lang, LaSalle Income Property Trust, Dex One Corporation (NYSE:DEXO) and Excelsior Buyout Investors, LLC and previously served as a director until June 2010 of Excelsior Absolute Return Fund of Funds Master Fund, LLC and Excelsior Absolute Return Fund of Funds, LLC. Mr. Bulkeley is a graduate of Yale University. The Company believes that Mr. Bulkeley’s financial and business expertise, including a diversified background of managing companies and his past senior executive positions and operating experience with internet and marketing companies, give him the qualifications and skills to serve as a director.

Benjamin Derhy has served as a member of the Company’s Board of Directors since October 2004. Over the last five years, Mr. Derhy has not held any employment positions but has been a private investor and entrepreneur, focusing on Internet, consumer products and real estate sectors as well as start-up companies in Europe and Israel. His experience also includes working with American companies and their expansion internationally. In 1984, Mr. Derhy co-founded Turbo Sportswear, a clothing manufacturer, and was employed there until 1997. Mr. Derhy holds both B.A. and M.B.A. degrees, in economics and finance, respectively, from the Hebrew University. The Company believes that Mr. Derhy’s financial and business expertise give him the qualifications and skills to serve as a director.

Peter L. Garran joined as a member of our Board of Directors in April 2011. Mr. Garran is currently a Principal at Great Hill Partners, LLC, a Boston-based private equity firm and the Company’s largest stockholder, where he has worked as an investment professional since September 2008. Mr. Garran currently serves as a director for Great Hill portfolio companies All Web Leads, Inc., Educaedu S.L. and She Knows Media Holdings, Inc. Prior to joining Great Hill, since August 1999, Mr. Garran was a technology and media investment banker at J.P. Morgan. Mr. Garran received his B.A. in History & Literature from Harvard College. The Company believes that Mr. Garran’s business expertise with technology and media companies give him the qualifications and skills to serve as a director.

Michael A. Kumin joined as a member of our Board of Directors in June 2006 and was appointed Chairman of the Board in May 2012. Mr. Kumin is Managing Partner of Great Hill Partners, LLC, where he has served as an investment professional since June 2002. Mr. Kumin has served as a member of the Board of Directors of Vitacost.com (NASDAQ:VITC) since July 2010. He holds a B.A. in public policy and international affairs from Princeton University. The Company believes that Mr. Kumin’s financial and business expertise give him the qualifications and skills to serve as a director.

Thomas G. Stockham has served as a member of the Company’s Board of Directors since August 2007. In October 2010, Mr. Stockham became CEO of eXperticity, Inc. (formerly known as SwarmBuilder, Inc.), a privately held company offering SaaS, tools and analytics to improve retail sales. Since 2005, he has been an independent advisor, private investor and entrepreneur. From September 2001 to April 2005, Mr. Stockham served as the CEO and President of Ancestry.com, Inc. (then known as MyFamily.com, Inc.), a provider of online media and subscription services for family genealogy and other services. Prior to Ancestry.com, Inc., Mr. Stockham served as president of Ticketmaster.com. Mr. Stockham received a B.A. in Government from Dartmouth College in 1987 and an M.B.A. from Stanford University in 1991. The Company believes that Mr. Stockham’s financial and business expertise, including a diversified background of managing companies and his past senior executive positions and operating experience with internet companies, give him the qualifications and skills to serve as a director.

Executive Officers

The following table sets forth certain information with respect to our executive officers who are not also members of the Company’s Board of Directors. For information concerning Gregory R. Liberman, our President and Chief Executive Officer, see “Information Concerning Director Nominees” above.

Name	Age	Positions
Gregory J. Franchina	49	Chief Information Officer
Joshua A. Kreinberg	42	General Counsel and Corporate Secretary
Brett A. Zane	46	Chief Financial Officer

Gregory J. Franchina has served as our Chief Information Officer since June 2007. Mr. Franchina has over 24 years of technical and operational experience. From January 2007 to May 2007, Mr. Franchina worked as an independent consultant. From November 2005 to December 2006, Mr. Franchina was the Chief Information Officer and Vice President of Operations for Spot Runner, Inc., an Internet-based advertising agency. From July 1998 to November 2005, Mr. Franchina was the Chief Information Officer and Vice President of Operations for WeddingChannel.com, Inc., a provider of online wedding planning and bridal services. Mr. Franchina holds a B.S. in Computer Science from The College of William and Mary.

Joshua A. Kreinberg has served as our General Counsel since April 2006 and Corporate Secretary since September 2006. Prior to joining us, Mr. Kreinberg practiced law in Los Angeles and Paris with Gibson, Dunn & Crutcher LLP from May 1999 to April 2006 and Sullivan & Cromwell LLP from October 1997 to April 1999. He also served as a law clerk in Wilmington, Delaware at the U.S. Court of Appeals for the Third Circuit. Mr. Kreinberg earned a J.D. and an L.L.M. in international and comparative law with honors from Duke University’s School of Law as well as an M.B.A. from Duke University’s Fuqua School of Business where he was a Fuqua Scholar. Mr. Kreinberg also holds an A.B. with University Distinction and Honors in Quantitative Economics and Political Science from Stanford University.

Brett A. Zane was appointed as our Chief Financial Officer effective December 2007. Prior to joining us, Mr. Zane had served as Chief Financial Officer of Lindora, Inc., a regional commercial weight loss management company, since 2006. Between 2004 and 2006, Mr. Zane was Chief Financial Officer of Action Media Holdings, LLC, a production company focused on consumer shows for the automotive, skiing and video gaming industries. From 2003 until 2004, he was Chief Financial Officer of Liberman Broadcasting, Inc., a Spanish-language television and radio broadcaster, during which time certain securities of Liberman Broadcasting, Inc. became publicly traded, and from 1994 to 2003, Mr. Zane was Vice President and Chief Financial Officer of Logex Corporation, a specialty logistics and distribution company. Mr. Zane holds an M.B.A. from The Anderson Graduate School of Management at UCLA and a Bachelor of Science in Economics from The Wharton School, University of Pennsylvania.

CORPORATE GOVERNANCE AND BOARD MATTERS

Code of Business Conduct and Ethics

The Company’s Board of Directors has adopted a Code of Business Conduct and Ethics (the “Code”), which applies to all directors, officers and employees. The purpose of the Code is to promote honest and ethical conduct. The Code is posted in the corporate governance section of the investor relations page of the Company’s Web site located at www.spark.net and is available in print, without charge, upon written request to the Corporate Secretary at Spark Networks, Inc., 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211. The Company intends to post promptly any amendments to or waivers of the Code on its Web site.

Director Independence

The Board of Directors has determined that Jonathan B. Bulkeley, Benjamin Derhy, Peter L. Garran, Michael A. Kumin, and Thomas G. Stockham are each an “independent” director as defined by the listing standards of the NYSE MKT currently in effect and approved by the U.S. Securities and Exchange Commission (“SEC”) and all applicable rules and regulations of the SEC. All members of the Audit, Compensation and Nominating Committees satisfy the “independence” standards applicable to members of each such committee. The Board of Directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a standard questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with the Company. The Board of Directors considered relationships and transactions between each director or any member of his immediate family and the Company and any parent or its subsidiaries, including the relationships described in “Certain Relationships and Related Transactions” and in footnote 1 to the table under “Security Ownership of Certain Beneficial Owners and Management” in this Proxy Statement. The purpose of the Board of Directors’ review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NYSE MKT rules.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Attendance of Directors at Board Meetings and Annual Meeting of Stockholders

During the year ended December 31, 2012 the Board of Directors met five times, the Audit Committee met five times, the Nominating Committee did not meet, and the Compensation Committee met three times. Each current director who was on the Board during 2012 attended at least 75% of the aggregate number of meetings held by (1) the Board of Directors and (2) those committees of the Board of Directors on which he served.

The Company does not have a policy requiring its directors to attend the Annual Meeting of Stockholders. In 2012, Gregory R. Liberman attended the Annual Meeting of Stockholders.

Board Committees

Audit Committee. The Audit Committee consists of Jonathan B. Bulkeley, Benjamin Derhy and Thomas G. Stockham, each of whom is an independent director. Mr. Bulkeley, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the Audit Committee is to represent and assist the Company’s Board of Directors in its general oversight of the Company’s accounting and financial reporting processes, audits of the consolidated financial statements and internal control management. The Audit Committee’s responsibilities include:

•

The appointment, replacement, compensation, and oversight of work of the independent registered public accounting firm, including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services.

•

Reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on our Company or that are the subject of discussions between management and the independent auditors.

The Board of Directors has adopted a written charter for the Audit Committee. A current copy of the Audit Committee Charter is available in the corporate governance section of the investor relations page of the Company’s Web site located at www.spark.net.

Compensation Committee. The Compensation Committee consists of Michael A. Kumin, Benjamin Derhy and Thomas G. Stockham. Each member is an independent director. Mr. Kumin is the Chairman of the Compensation Committee. The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for the Company’s directors, executive officers, including our Chief Executive Officer, and key employees, and for the administration of our equity incentive plans, including the approval of grants under such plans to our employees, consultants and directors. The Compensation Committee conducts an annual review (in connection with the conclusion of our business planning process) of the compensation packages for each of our named executive officers. Based on this review, the Compensation Committee approves, to the extent applicable, (a) base salary changes, (b) any cash payout amounts earned under the previous year’s annual cash incentive awards, (c) equity grants and (d) targets and potential payout amounts under any performance-based incentive compensation programs for the new year. The Compensation Committee will annually review the proposed performance metric(s) applicable to the named executive officers and approve the performance targets and target payout amounts for the named executive officers. The Company does not have a general equity grant policy. The Compensation Committee met three times during 2012. The Compensation Committee may take other individual compensation actions during the year as needed. In reviewing and making compensation decisions of other executive officers, the Committee may consult with the Company’s Chief Executive Officer and any others who can review the performance of the other executive officers, provide annual recommendations for individual management objectives, and provide input on strategic initiatives. The Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant and other advisors to assist in the evaluation of director, Chief Executive Officer or executive officer compensation.

Pursuant to its authority set forth in its Charter, in the fourth quarter of 2012, the Compensation Committee retained ClearBridge Compensation Group LLC, an independent consulting firm, regarding executive and director compensation-related matters. ClearBridge reviewed and assessed the current compensation program, conducted market analysis, and provided data to assist the Compensation Committee with formulating an executive and Board compensation philosophy and an executive incentive compensation program.

The Board of Directors has adopted a written charter for the Compensation Committee. A current copy of the Compensation Committee Charter is available in the corporate governance section of the investor relations page of the Company’s Web site located at www.spark.net.

Nominating Committee. The Nominating Committee consists of Michael A. Kumin, Benjamin Derhy and Thomas G. Stockham, each of whom is an independent director. Mr. Kumin is the Chairman of the Nominating Committee. The Nominating Committee assists in the selection of director nominees, approves director nominations to be presented for stockholder approval at our annual general meeting, fills any vacancies on our Board of Directors, considers any nominations of director candidates validly made by stockholders, and reviews and considers developments in corporate governance practices. The Board of Directors has adopted a written charter for the Nominating Committee. A current copy of the Nominating Committee Charter is available in the corporate governance section of the investor relations page of the Company’s Web site located at www.spark.net.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. Currently, Michael Kumin, a non-employee, independent director serves as the Chairman of the Board.

Companies face a variety of risks, including credit risk, liquidity risk, and operational risk. The Board of Directors believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or Audit Committee, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into Company decision-making.

The Board has designated the Audit Committee to take the lead in overseeing risk management and the Audit Committee discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

The Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company.

The Director Nomination Process

The Nominating Committee considers nominees from all sources, including stockholders. Stockholder nominees are evaluated by the same criteria used to evaluate potential nominees from other sources. The Board of Directors will consist of a majority of directors who qualify as “independent” directors within the meaning of the listing standards of the NYSE MKT, as the same may be amended from time to time. Minimally, nominees should have a reputation for integrity, honesty and adherence to high ethical standards. They should have demonstrated business experience and the ability to exercise sound judgment in matters related to the current and long-term objectives of the Company, and should be willing and able to contribute positively to the decision-making process of the Company. In addition, they should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of the Company or to fulfill the responsibilities of a director.

Although the Company does not have a policy regarding diversity, the value of diversity on the Board is considered and the particular or unique needs of the Company shall be taken into account at the time a nominee is being considered. The Nominating Committee seeks a broad range of perspectives and considers both the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of directors and prospective nominees to the Board. Additionally, the Nominating Committee considers the respective qualifications needed for directors serving on various committees of the Board, and serving as chairs of such committees, should be taken into consideration. In recruiting and evaluating nominees, the Nominating Committee considers the appropriate mix of skills and experience and background needed for members of the Board and for members of each of the Board’s committees, so that the Board and each committee has the necessary resources to perform its respective functions effectively. The Nominating Committee also believes that a prospective nominee should be willing to limit the number of other corporate boards on which he or she serves so that the proposed director is able to devote adequate time to his or her duties to the Company, including preparing for and attending Board and committee meetings. In addition, the re-nomination of existing directors is not viewed as automatic, but based on continuing qualification under the criteria set forth above. In addition, the Nominating Committee will consider the existing director’s performance on the Board and on any committee on which such director serves, which will include attendance at Board and committee meetings.

Director Nominees by Stockholders. The Company’s bylaws provide that stockholders may nominate directors for consideration at an annual meeting provided they comply with the notice procedures in the bylaws, which are described under “Stockholder Proposals—Proposals to be Submitted for Annual Meeting” and is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting. Any such notice shall also include the information regarding the stockholder making the nomination and the nominee required by the Company’s bylaws. Nominations made by stockholders in this manner are eligible to be presented by the stockholder at the meeting, but such nominees will not have been considered by the Nominating Committee as a nominee to be potentially supported by the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal years ended December 31, 2012 and 2011 by our Chief Executive Officer and two of our most highly compensated executive officers who were employed by us as of December 31, 2012 and whose total compensation exceeded $100,000 during that fiscal year (the “named executive officers”).

Name and Principal Position	Year	Salary	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)		Total
Gregory R. Liberman Chief Executive Officer and President(1)	2012	$325,000	$825,079	$300,544	$20,614	(5)	$1,471,737
	2011	$314,784	$337,582	$315,177	$22,472	(5)	$900,015

Brett A. Zane Chief Financial Officer	2012	$265,000	$53,017	$200,363	$19,034	(6)	$537,414
	2011	$262,267	$123,026	$210,118	$26,106	(6)	$621,517

Gregory J. Franchina Chief Information Officer	2012	$253,999	$53,017	$207,041	$18,850	(7)	$532,907
	2011	$249,914	$—	$217,122	$21,113	(7)	$488,149

(1)	Mr. Liberman was appointed as the Company’s Chief Executive Officer in April 2011.

(2)	The amounts disclosed reflect the full fair value of the options issued at the grant date in accordance with FASB ASC Topic 718. For assumptions used in calculation of option awards, see Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. Also see “Terms of 2012 Option Grants” for a description of the material terms of each grant.

(3)	Our Compensation Committee establishes an amount of money each year from which bonuses can be distributed to the executive officers of the Company. This amount is based on the Company’s revenue from certain key segments and adjusted earnings before interest, taxes, depreciation and amortization (also known as Adjusted EBITDA). Bonus amounts for each executive officer are based on achieving certain financial targets as well as individual management objectives. The 2012 target amounts for the performance bonuses for Messrs. Liberman, Zane and Franchina were $225,000, $150,000 and $155,000, respectively. Also see the summary of the employment agreements for each officer for a further description of the determination of their bonuses.

(4)	Except as noted, represents 401(k) plan and nonqualified deferred compensation plan employer contributions.

(5)	Includes $3,614 and $5,972 in health related reimbursements for 2012 and 2011, respectively.

(6)	Includes $2,034 and $9,606 in health related reimbursements for 2012 and 2011, respectively.

(7)	Includes $1,850 and $4,613 in health related reimbursements for 2012 and 2011, respectively.

Grants of Plan-Based Awards for 2012

The following table presents the equity awards granted to the named executive officers during the year ended December 31, 2012. All option grants were made pursuant to the Company’s 2007 Omnibus Incentive Plan.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
Gregory R. Liberman	3/12/2012	100,000	4.18
President and Chief Executive Officer	12/17/2012	100,000	7.40
	12/17/2012	100,000	8.00
	12/17/2012	100,000	10.00

Brett A. Zane Chief Financial Officer	12/17/2012	15,000	7.40
	12/17/2012	10,000	8.00

Gregory J. Franchina Chief Information Officer	12/17/2012	15,000	7.40
	12/17/2012	10,000	8.00

Terms of 2012 Option Grants

The options granted to each named executive officer vests as follows: 1/36th of the stock options granted will vest on each monthly anniversary of the date of grant such that the options granted will become fully vested on the three year anniversary of the date of grant. Mr. Liberman’s stock options have a term of 10 years and any vested options are exercisable for one year following his termination of employment for any reason. Options granted to Messrs. Zane and Franchina have a term of seven years and vested options are exercisable for 90 days following termination of employment for any reason except upon death or disability in which case they remain exercisable for one year. Pursuant to the terms of their employment agreements, upon a change in control of the Company, the unvested stock options held by each named executive officer will immediately vest. A change in control is the acquisition of 50% or more of the total voting power of the Company’s voting securities, the disposition of all or substantially all of the Company’s assets, the liquidation or dissolution of the Company, a merger, consolidation, or similar transaction other than a business combination that would result in the voting securities of the Company outstanding immediately prior to such a transaction continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity and a repurchase or recapitalization of the Company’s securities. Refer to the summary of terms of the employment agreements for each named executive officer for additional information about the treatment of options upon a change of control.

If a successor company retains a named executive officer for the one-year period following a change in control then the proceeds received by the named executive officer related to 50% of the named executive officer’s options, the vesting of which was accelerated by the change in control, will be deposited in escrow to be released upon the earlier of (x) the one year anniversary of employment by the successor company, (y) if the named executive officer is terminated for any reason except for cause by the successor company or without good reason by the named executive officer and (z) upon a change of control of the successor company. The escrow balance will be forfeited if, during that one year period, the named executive officer is terminated for cause or if he leaves without good reason.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the year ended December 31, 2012.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price		Grant Date		Option Expiration Date
Gregory R. Liberman President and Chief Executive Officer	351,265 190,555	5,735 152,445	$ $	3.00 3.18	1/5/2009 4/11/2011	(1) (2)	1/5/2016 4/11/2021
	25,000	75,000		$4.18	3/12/2012	(2)	3/12/2022
	—	100,000		$7.40	12/17/2012	(2)	12/17/2022
	—	100,000		$8.00	12/17/2012	(2)	12/17/2022
	—	100,000		$10.00	12/17/2012	(2)	12/17/2022

Brett A. Zane Chief Financial Officer	235,625	4,375		$3.00	1/5/2009	(1)	1/5/2016
	69,444	55,556		$3.18	4/11/2011	(2)	4/11/2018
	—	15,000		$7.40	12/17/2012	(2)	12/17/2019
	—	10,000		$8.00	12/17/2012	(2)	12/17/2019

Gregory J. Franchina Chief Information Officer	270,347	4,653		$3.00	1/5/2009	(1)	1/5/2016
	—	15,000		$7.40	12/17/2012	(2)	12/17/2019
	—	10,000		$8.00	12/17/2012	(2)	12/17/2019

(1)	All options vested as of January 5, 2013.

(2)	1/36th of the stock options granted vest on each monthly anniversary of the date of grant.

401(k) and Nonqualified Deferred Compensation Plans

The Company has a defined contribution plan under Section 401(k) of the Internal Revenue Code covering all full-time employees providing for matching contributions by the Company, as defined in the plan. The Company also has a related nonqualified deferred compensation Plan whereby the Company may make contributions to executives’ accounts to make up for the limitations imposed by the Internal Revenue Code on Company profit sharing and matching contributions under the 401(k) plan. Participants in each plan may direct the investment of their personal accounts to a choice of mutual funds consisting of various portfolios of stocks, bonds, or cash instruments.

Employment Contracts and Termination of Employment and Change of Control Arrangements

Gregory R. Liberman, Chief Executive Officer and President

On April 11, 2011, in connection with the appointment of Mr. Liberman as CEO, the Company and Mr. Liberman executed an Executive Employment Agreement (the “Agreement”). The Agreement supersedes and replaces the executive employment agreement entered into with Mr. Liberman on August 31, 2005 and subsequently amended. On December 20, 2012, the Company and Mr. Liberman entered into an amendment effective January 1, 2013 (the “Amendment”).

Term, Salary and Bonus. The Agreement is for a term of three years, unless terminated earlier. Pursuant to the Amendment, Mr. Liberman’s base salary was increased from $325,000 to $375,000 per year. His base salary will be reviewed annually and may be increased at the sole discretion of the Compensation Committee of the Board of Directors in light of Mr. Liberman’s performance and the Company’s financial performance and other economic conditions, but may not be decreased without Mr. Liberman’s written consent. Mr. Liberman is eligible to receive an annual bonus (the “Annual Bonus”) based on a calendar year performance plan established by the Board of Directors. The performance goals under the performance plan will be based on metrics, which may include: (i) Company gross revenue, (ii) Company earnings before interest, taxes, depreciation and amortization (“EBITDA”), and (iii) management objectives. To be eligible to receive the Annual Bonus, Mr. Liberman must maintain continued employment with the Company throughout the relevant performance period. Pursuant to the Amendment, the target annual bonus was increased from $225,000 to $250,000, and may be increased by the Board of Directors or the Compensation Committee, but not decreased.

Option Grants. Concurrent with execution of the Agreement in 2011, Mr. Liberman received a grant under the Company’s 2007 Omnibus Incentive Plan of 343,000 stock options with an exercise price of $3.18 per share. Concurrent with execution of the Amendment in 2012, Mr. Liberman received a grant under the Company’s 2007 Omnibus Incentive Plan in an aggregate amount of 300,000 stock options. 100,000 of the stock options have an exercise price of $7.40 per share, 100,000 stock options have an exercise price of $8.00 per share and 100,000 stock options have an exercise price of $10.00 per share. 1/36th of the stock options granted will vest on each monthly anniversary of the date of grant such that the options granted will become fully vested on the three year anniversary from the date of grant. The stock options have a term of 10 years and are exercisable for one year following Mr. Liberman’s termination of employment.

Other Benefits. Mr. Liberman is eligible for all health and welfare benefits generally available to the Company’s other executives, officers, or full-time employees, with the Company covering the costs of such benefits. Mr. Liberman will be reimbursed for reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company, including any reasonable legal fees incurred in connection with the Agreement, the negotiation and execution of any new employment agreements of any successor organization in connection with a change in control and any future agreements with the Company entered into upon termination of employment. Mr. Liberman will accrue vacation at a rate of 20 days per year.

Termination Benefits. Generally, upon termination, Mr. Liberman will receive his prorated salary earned as of the date of termination and a payment for any accrued unused vacation. If Mr. Liberman is terminated without cause or if he leaves for good reason, then Mr. Liberman will also receive a severance package that consists of (a) a single cash lump-sum payment equal to his target Annual Bonus for the year of termination, pro-rated for that year, plus 100% of his base salary, (b) reimbursement of COBRA health and welfare plan expenses for 12 months following termination, (c) immediate vesting of the lesser of 89,250 stock options held prior to the Agreement or the remaining unvested stock options held prior to the Agreement, and (d) immediate vesting of the lesser of 85,750 stock options granted in connection with his appointment as CEO or the remaining unvested stock options granted in connection with his appointment as CEO. Payment of the severance package is conditioned on Mr. Liberman’s execution within 30 days of a separation agreement with the Company that includes a general mutual release of all claims. In the event of his termination without cause or for good reason, Mr. Liberman will have one year from the date of termination of his service to exercise his vested stock options. Termination with “cause” means (1) admission to or conviction of a felony or any criminal offence involving moral turpitude, (2) gross negligence or willful misconduct in the performance of material employment duties, or (3) material breach of the Agreement by Mr. Liberman that is not cured within 30 days of notice. “Good Reason” means (1) a material breach of the Agreement by the Company that is not cured within 30 days of notice, (2) Mr. Liberman’s base salary, Annual Bonus target or other bonus opportunity is reduced without his consent or the terms of the options are not fully complied with by the Company, (3) a reduction in Mr. Liberman’s title (other than in connection with a change in control) or a material reduction in his duties, authorities or responsibilities, (4) a requirement to relocate, without Mr. Liberman’s consent, of more than 35 miles, (5) the Company’s non-renewal of the Agreement or, (6) to the extent required, shareholder approval is not obtained for any provisions of the Agreement, and with respect to any of those events, the Company has not cured such circumstances within 30 days after receiving written notice from the executive 30 days after his knowledge of the occurrence of any such event. Mr. Liberman will not be entitled to any severance package if he voluntarily resigns or otherwise terminates employment with the Company other than for good reason, or the Company terminates Mr. Liberman’s employment with cause.

Death or Disability. Upon death or disability, Mr. Liberman is entitled to his unpaid prorated base salary, and reimbursement of COBRA health and welfare plan expenses incurred in the subsequent 12-month period. Disability includes Mr. Liberman’s inability by reason of physical or mental illness to fulfill his obligations pursuant to the Agreement for 90 consecutive days or for a total of 180 days in any 12-month period which renders Mr. Liberman unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company.

Change of Control. Upon a change in control of the Company, all of Mr. Liberman’s unvested stock options will immediately vest. However, if a successor company retains Mr. Liberman for the one-year period following a change in control then the Agreement will remain effective and any proceeds received by Mr. Liberman with respect to 50% of Mr. Liberman’s options, the vesting of which was accelerated by the change in control, will be deposited in escrow to be released upon the earlier of (x) the one year anniversary of employment by the successor company, (y) if Mr. Liberman is terminated for any reason except for cause by the successor company or without good reason by Mr. Liberman and (z) upon a change of control of the successor company. Furthermore, if Mr. Liberman is terminated without cause or leaves for good reason within one year after a change of control, then Mr. Liberman will receive the severance package described above under “Termination Benefits.” The escrow will be forfeited if, during that one year period, Mr. Liberman is terminated for cause or if he leaves without good reason. A change in control is the acquisition of 50% or more of the total voting power of the Company’s voting securities, the disposition of all or substantially all of the Company’s assets, the liquidation or dissolution of the Company, a merger, consolidation, or similar transaction other than a business combination that would result in the voting securities of the Company outstanding immediately prior to such a transaction continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity and a repurchase or recapitalization of the Company’s securities.

Tax-Related Provisions. If Mr. Liberman is deemed a specified employee as defined in Section 409A of the Internal Revenue Code, certain portions of his severance amount may be deferred and the Company will pay him interest at the prime rate plus 3% on any amounts deferred. If it is determined that any payment to Mr. Liberman would be subject to the excise tax on “parachute payments” in connection with a change of control of the Company imposed by Section 4999 of the Internal Revenue Code, the Company will reduce such payments to Mr. Liberman to the extent required so that Mr. Liberman is not subject to any excise taxes under Section 4999 and such payments will remain deductible by the Company. However, if it is determined that payment of the full parachute payments would result in a greater net benefit to Mr. Liberman after his payment of the related excise and income taxes, the Company will not reduce the payments and they will be subject to the excise taxes under Section 4999 and non-deductible by the Company. The Company will not gross-up Mr. Liberman for any excise or other taxes that he may incur in connection with any parachute payments that he may receive.

Other Terms. Mr. Liberman is prohibited from disclosing confidential information regarding the Company or engaging in any work that creates an actual conflict of interest with the Company’s business where such conflict would materially and substantially disrupt the Company’s operations. Any obligation not to disclose confidential Company information will continue for two years after the date Mr. Liberman’s employment is terminated. Furthermore, during the term of the Agreement and for 12 months after, Mr. Liberman has agreed, with certain exceptions, not to interfere with the Company’s relationship with its employees, customers, suppliers and other business partners.

Brett A. Zane, Chief Financial Officer

On November 27, 2007, in connection with the appointment of Brett A. Zane as Chief Financial Officer, the Company and Mr. Zane executed an Executive Employment Agreement (the “Zane Agreement”). The Zane Agreement was amended on December 29, 2008 to ensure compliance with Section 409A.

Term, Salary and Bonus. The Zane Agreement will continue indefinitely subject to the termination provisions. Pursuant to the terms of the agreement, Mr. Zane is entitled to a base salary of $255,000 per year. Mr. Zane is also eligible for an annual performance bonus with a target amount of $125,000 determined based on the Company’s calendar year revenue, a measure of the Company’s calendar year profits such as earnings before interest, taxes, depreciation and amortization (“EBITDA”) or adjusted EBITDA, and a discretionary component (the “Performance Bonus”). Based on historical practice, the Compensation Committee may adjust the target amount of the Performance Bonus. Mr. Zane is entitled to annual bonuses and salary increase reviews in accordance with the Company’s normal customs and practices. Mr. Zane is eligible for all health and welfare benefits generally available to the Company’s full-time employees. Additionally, he will be reimbursed for reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company and he is entitled to vacation pay.

Change of Control. Mr. Zane’s options contain a “Change of Control Provision” whereby all unvested options will vest if any person acquires a vested interest in more than 50% of the Company’s shares. However, in the event a successor company desires to retain Mr. Zane’s services for the one-year period following a change of control, those options that were accelerated and the payment of any proceeds from such option acceleration will be deposited in escrow, which will provide that (1) if employment with the successor company is terminated during the one-year period following the change of control by the successor company for cause or by Mr. Zane without good reason, he will forfeit the accelerated options and any proceeds, and (2) the accelerated options and any proceeds will be paid to Mr. Zane immediately upon the earlier of (x) the first anniversary of the change of control if Mr. Zane maintains continuous employment with the successor company throughout the one-year period, or (y) the date of termination if Mr. Zane’s employment is terminated for any reason other than by the successor company for cause or by Mr. Zane without good reason.

Termination and Benefits. The Agreement may be terminated upon 30 days’ notice by Mr. Zane or the Company without good reason or without cause, respectively. The Agreement will terminate upon Mr. Zane’s death, and may be terminated by the Company upon disability (incapacity due to physical or mental illness causing him to be absent from his duties for three consecutive months, and he does not return after 30 days written notice of termination) or for cause, or by Mr. Zane for good reason. For 12 months after termination, Mr. Zane has agreed not to solicit the Company’s employees or customers. If the agreement is terminated by the Company without cause or by Mr. Zane for good reason, Mr. Zane will be entitled to receive severance pay from the Company for a period of six months, provided that he executes within 30 days a separation agreement with the Company that includes a general mutual release of all claims. The amount of severance pay to be paid to Mr. Zane each month will be equal to: (1) his current monthly salary plus (2) if Mr. Zane has completed more than four months of the then current performance period, one-sixth of the Performance Bonus pro-rated for the completion of the period, with such severance payments to be paid in accordance with the Company’s normal payroll cycle. Termination with “cause” means (1) a material misappropriation of any assets of the Company, (2) a material breach by Mr. Zane that has not been cured within 30 days after written notice, (3) the conviction of, or plea of guilty or nolo contendere, to a felony or to any criminal offense involving moral turpitude or (4) gross negligence or willful misconduct in connection with the material duties required by the Agreement. “Good reason” includes (1) the Company’s requirement to relocate to a location in excess of 50 miles from the Company’s current office location; (2) Mr. Zane’s base salary or Performance Bonus target opportunity is reduced by the Company or unpaid by the Company if earned and payable, or the terms and conditions for stock option agreements are not fully complied with by the Company; (3) a material reduction in title, duties and/or responsibilities; or (4) any material breach by the Company that is not cured within 30 days of written notice, and with respect to any of those events, the Company has not cured such circumstances within 30 days after receiving written notice from the executive 30 days after his knowledge of the occurrence of any such event. Mr. Zane will not be entitled to any severance if his employment is terminated due to death or disability, he voluntarily resigns or is terminated by the Company with cause.

Gregory J. Franchina, Chief Information Officer

On May 16, 2007, the Company entered into an Executive Employment Agreement with Gregory J. Franchina appointing him as Chief Information Officer effective June 1, 2007 (the “Franchina Agreement”). The Franchina Agreement was amended on December 30, 2008 to ensure compliance with Section 409A.

Term, Salary, and Bonus. The Franchina Agreement will continue indefinitely subject to the termination provisions. Pursuant to the terms of the Franchina Agreement, Mr. Franchina will receive a base salary of $231,000 per year. Mr. Franchina will also be eligible for an annual bonus with a target amount of $125,000 determined based on the Company’s calendar year revenue, a measure of the Company’s calendar year profits such as earnings before interest, taxes, depreciation and amortization (“EBITDA”) or adjusted EBITDA, and a discretionary component (the “Performance Bonus”). Based on historical practice, the Compensation Committee may adjust the target amount of the Performance Bonus. Mr. Franchina is entitled to annual bonuses and salary increase reviews in accordance with the Company’s normal customs and practices. Payment of the Performance Bonus will be made at the Company’s discretion following the completion of the annual audited financial statements, but in no event later than six months from the last day of each period, provided Mr. Franchina has maintained continuous employment with the Company (or is entitled to severance pay as described below). In the event the Company fails to determine a formula for the Performance Bonus prior to 60 days after the start of a period, Mr. Franchina will earn the pro rata share of the bonus between the start of the period and the date upon which the formula is determined by the Company and presented to Mr. Franchina.

Mr. Franchina is eligible for all health and welfare benefits generally available to the Company’s full-time employees. Additionally, he will be reimbursed for reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company and he is entitled to vacation pay.

Change of Control. Mr. Franchina’s stock options contain a “Change of Control Provision” whereby all unvested options will vest if any person acquires a vested interest in more than 50% of the Company’s shares. However, in the event a successor company desires to retain Mr. Franchina’s services for the one-year period following a change of control, those options that were accelerated and the payment of any proceeds from such option acceleration will be deposited in escrow, which will provide that (i) if employment with the successor company is terminated during the one-year period following the change of control by the successor company for cause or by Mr. Franchina without good reason, he will forfeit the accelerated options and any proceeds, and (ii) the accelerated options and any proceeds will be paid to Mr. Franchina immediately upon the earlier of (x) the first anniversary of the change of control if Mr. Franchina maintains continuous employment with the successor company throughout the one-year period, or (y) the date of termination if Mr. Franchina’s employment is terminated for any reason other than by the successor company for cause or by Mr. Franchina without good reason.

Termination and Benefits. The Agreement may be terminated upon 30 days’ notice by Mr. Franchina or the Company without good reason or without cause, respectively. If the Franchina Agreement is terminated by the Company without cause or by Mr. Franchina for good reason, Mr. Franchina will be entitled to receive severance pay from the Company for a period of six months, provided that he executes within 30 days a separation agreement with the Company that includes a general mutual release of all claims. The amount of severance pay to be paid to Mr. Franchina each month shall be equal to: (i) his current monthly salary plus (ii) if Mr. Franchina has completed more than four months of the then current performance period, one-sixth of the Performance Bonus pro-rated for the completion of the period, with such severance payments to be paid in accordance with the Company’s normal payroll cycle. If the Franchina Agreement is terminated by the Company without cause or by Mr. Franchina for good reason after a performance period has been completed, he will receive the Performance Bonus for that period. Termination with “cause” means (1) a material misappropriation of any assets of the Company, (2) a material breach by Mr. Franchina that has not been cured within 30 days after written notice, (3) the conviction of, or plea of guilty or nolo contendere, to a felony or to any criminal offense involving moral turpitude or (4) gross negligence or willful misconduct in connection with the material duties required by the Franchina Agreement. “Good reason” includes (1) the Company’s requirement to relocate to a location in excess of fifty (50) miles from the Company’s current office location; (2) Mr. Franchina’s base salary or Performance Bonus target opportunity is reduced by the Company or unpaid by the Company if earned and payable, or the terms and conditions for stock option agreements are not fully complied with by the Company; (3) a material reduction in title, duties and/or responsibilities; or (4) any material breach by the Company that is not cured within 30 days of written notice, and with respect to any of those events, the Company has not cured such circumstances within 30 days after receiving written notice from the executive 30 days after his knowledge of the occurrence of any such event. Mr. Franchina will not be entitled to any severance if his employment is terminated due to death or disability, he voluntarily resigns or is terminated by the Company with cause.

Director Compensation

During the year ended December 31, 2012, we paid our non-employee directors the following compensation:

•	Base Annual Board Service Fee: Each director was paid $22,000 annually.

•	Base Annual Committee Service Fee: Each member of the Compensation, Nominating or Audit Committee was paid $1,000 annually per committee.

•	Committee Chairmanship Service Fee: The chair of the Audit Committee received $3,000 per year and each chair of the Nominating or Compensation Committee received $2,000 annually per chairmanship.

Effective January 1, 2013, we pay our non-employee directors the following compensation:

•	Base Annual Board Service Fee: Each director is paid $30,000 annually and the Chairman of the Board is paid $32,000 annually.

•	Base Annual Committee Service Fee: Each member of the Compensation or Nominating Committee is paid $2,500 annually per committee, and each member of the Audit Committee is paid $4,000 annually.

•	Committee Chairmanship Service Fee: The chair of the Audit Committee receives $8,000 per year and each chair of the Nominating or Compensation Committee receives $4,000 annually per chairmanship.

For the avoidance of doubt, we do not pay our non-employee directors any meeting attendance fees and the fees for chairmanship position of the Board or of a committee are not in addition to membership fees, but are in lieu of such fees. Officers of our Company who are members of the Board of Directors are not paid any directors’ fees. Directors are eligible to receive, from time to time, grants of options to purchase shares under our equity incentive plans.

Director Compensation Table

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2012 by our Board of Directors. As an executive officer of the Company, Mr. Liberman does not receive compensation for services on the Board of Directors.

Name	Fees Earned or Paid in Cash		Total
Jonathan B. Bulkeley	$26,297	(1)	$26,297
Benjamin Derhy	$24,698	(2)	$24,698
Peter L. Garran	$22,000	(3)	$22,000
Michael A. Kumin	$28,000	(4)	$28,000
Thomas G. Stockham	$24,698	(2)	$24,698
Adam S. Berger(5)	$20,984	(6)	$20,984

(1)	Includes $22,000 in annual fees for serving on the Board of Directors and $4,297 in annual fees for serving on committees.

(2)	Includes $22,000 in annual fees for serving on the Board of Directors and $2,698 in annual fees for serving on committees.

(3)	Consists of annual fees for serving on the Board of Directors.

(4)	Includes $22,000 in annual fees for serving on the Board of Directors and $6,000 in annual fees for serving on committees.

(5)	Mr. Berger resigned from the Board of Directors in December 2012.

(6)	Compensation paid in cash consists of annual fees for serving on the Board of Directors.

Outstanding Director Option Awards at Fiscal Year End

The following options granted as director compensation were outstanding as of December 31, 2012: Jonathan B. Bulkeley – 87,500; Benjamin Derhy – 80,000; Peter L. Garran – 50,000; Michael Kumin – 50,000; Thomas G. Stockham – 100,000; and Adam S. Berger – 714,711. On January 24, 2013, Mr. Derhy received an additional option grant for 20,000 shares.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. Subject to certain exceptions, the indemnification agreements provide that an indemnitee will be indemnified, to the fullest extent permitted by the Delaware Law, who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the indemnitee’s status with or service to the Company or to another entity at our request. The indemnification agreements provide that an indemnitee will also be indemnified for expenses incurred and judgments, fines and amounts paid in settlement by the indemnitee. The indemnification agreements also provide for advancement of expenses incurred by an indemnitee in connection with an indemnifiable claim, subject to reimbursement in certain circumstances. In addition, based on their positions with Great Hill Investors, LLC, Peter L. Garran and Michael A. Kumin may also have indemnification arrangements through Great Hill based on their services as directors of the Company.

The rights of each indemnitee are in addition to any other rights provided for under the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, as may be amended for time to time, and under Delaware law.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2012 regarding compensation plans, including any individual compensation arrangements, under which equity securities of the Company are authorized for issuance. In connection with the effect of the July 2007 Scheme of Arrangement, the Company assumed all outstanding options of its predecessor, Spark Networks plc, under its 2004 Share Option Scheme. Of the shares reported below to be issued upon exercise of outstanding options, 102,500 were granted under the 2004 Share Option Scheme. The remainder of shares to be issued upon exercise of outstanding options and number of securities available for future issuance are under the Company’s 2007 Omnibus Incentive Plan.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise of price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	3,828,273	$3.88	2,316,438	(1)
Equity compensation plans not approved by security holders	—		—
Total	3,828,273	$3.88	2,316,438	(1)

(1)	In July 2007, the Company adopted the 2007 Omnibus Incentive Plan (the “2007 Plan”). As of December 31, 2012, the 2007 Plan had 6,042,211 shares authorized for issuance. On January 1, 2013, the number of shares reserved and available for issuance increased by an additional 837,814 shares as a result of the “evergreen” provision. As of April 1, 2012, the 2007 Plan had 6,880,025 shares authorized for issuance of which 3,758,805 options were issued and outstanding. Pursuant to the “evergreen” provision, on the first day of each of the Company’s fiscal years beginning in calendar year 2009, the number of shares reserved and available for issuance will be increased by an amount equal to the lesser of (i) 2,000,000 shares, (ii) four percent (4%) of the number of outstanding shares of Company common stock on the last day of the immediately preceding fiscal year or (iii) an amount determined by the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the Record Date are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of the Record Date, based on 20,997,489 issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of the Company’s outstanding common stock;

•	Each named executive officer;

•	All of the executive officers and directors as a group.

To our knowledge, except as indicated by footnote and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the number of shares of common stock set forth opposite such person’s name. Unless otherwise indicated, the address of our officers and directors is: c/o Spark Networks, Inc., 8383 Wilshire Blvd., Suite 800, Beverly Hills, California 90211.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Shares
5% stockholders:
Great Hill Investors, LLC(1)	9,135,000	43.5%
Osmium Partners, LLC(2)	3,257,873	15.5%
North Run Capital, LP(3)	1,318,525	6.3%
Executive Officers and Directors:
Jonathan B. Bulkeley(4)	85,000	*
Benjamin Derhy(5)	55,000	*
Gregory J. Franchina(5)	278,472	1.3%
Peter L. Garran(5)	25,000	*
Michael A. Kumin(5)	25,000	*
Gregory R. Liberman(6)	688,250	3.2%
Thomas G. Stockham(5)	75,000	*
Brett A. Zane(7)	338,877	1.6%
All directors and executive officers as a group (9 persons)(8)	1,788,376	7.9%

*	Indicates less than 1%.

(1)	Based on a Schedule 13D/A filed with the SEC on March 26, 2013. According to the Schedule 13D/A, the shares consist of (i) 81,221 shares over which Great Hill Investors, LLC (“GHI”) has shared voting and dispositive power; (ii) 5,745,193 shares (including options to purchase 31,728 shares) over which Great Hill Equity Partners II Limited Partnership (“GHEP II”) has shared voting and dispositive power; (iii) 218,881 shares (including options to purchase 1,208 shares) over which Great Hill Affiliate Partners II, L.P. (“GHAP II”) has shared voting and dispositive power; and (iv) 3,089,705 shares (including options to purchase 17,064 shares) over which Great Hill Equity Partners III, L.P. has shared voting and dispositive power (“GHEP III”, and together with GHI, GHEP II and GHAP II, the “Funds”). Shares underlying options are based on options issued to Peter L. Garran and Michael A. Kumin for their services as directors of the Company and which are treated by the reporting persons as beneficially owned by such entities pursuant to the terms of the applicable limited partnership agreements. Each Fund is an investment fund, principally engaged in the business of making private equity and other investments. Great Hill Partners GP II, LLC (“GP II”), which has shared voting and dispositive power over 5,964,074 shares, is the sole general partner of GHEP II and GHAP II. Great Hill Partners GP III, L.P. (“GHEP III GP”), which has shared voting and dispositive power over 3,089,705 shares, is the sole general partner of GHEP III. GHP III, LLC (“GP III”), and together with GP II and GHEP III GP, the “General Partners”), which has shared and dispositive power over 3,089,705 shares, is the sole general partner of GHEP III GP. Christopher S. Gaffney, a former director of the Company, and John G. Hayes, each of which have shared voting and dispositive power over 9,135,000 shares, Stephen F. Gormley, who has shared voting and dispositive power over 6,045,295 shares, and Matthew T. Vettel, who has shared voting and dispositive power over 3,170,926 shares, are the managers of GHI and the General Partners, and Michael A. Kumin, a current director of the Company, and Mark D. Taber, each of which have shared voting and dispositive power over 3,089,705 shares, are members of the executive and investment committees of GP III (collectively, the “Controlling Persons”). As reported in the Schedule 13D/A, except to the extent of their pecuniary interest therein, each Controlling Person, GP II, GP III, GHEP III GP disclaims beneficial ownership of the shares. The principal business office of the Funds, the General Partners and the Controlling Persons is c/o Great Hill Partners, LLC, One Liberty Square, Boston, Massachusetts 02109.

(2)

Based on a Schedule 13G/A filed with the SEC on February 12, 2013. Represents 143,564 shares held by John H. Lewis, and 3,114,309 shares held by Osmium Partners, LLC, which serves as general partner of (a) Osmium Capital, LP (“Fund I”), which holds 988,469 shares, (b) Osmium Capital II, LP (“Fund II”), which holds 1,798,097 shares, and (c) Osmium Spartan, LP (“Fund III”), which holds 327,743 shares. Mr. Lewis is the controlling member of Osmium Partners LLC. Mr. Lewis and Osmium Partners LLC may be deemed to share voting and dispositive power with respect to the shares, except for the shares held directly by Mr. Lewis. Each person disclaims beneficial ownership with respect to any shares other than the shares owned directly and of record by such person. The principal business office of Osmium Partners, LLC is 300 Drakes Landing Road, Suite 172, Greenbrae, CA 94904.

(3)	Based on a Schedule 13D filed with the SEC on February 17, 2009 and a Schedule 13F filed with the SEC on February 8, 2013. Represents shares held by North Run Master Fund, LP, for which North Run Capital, LP acts as investment manager. North Run Advisors, LLC is the general partner of North Run Capital, LP and North Run GP, LP (“North Run GP”). North Run GP is the general partner of North Run Capital Partners, LP, North Run Qualified Partners, LP and North Run Master Fund, LP. Todd B. Hammer and Thomas B. Ellis are the sole members of North Run Advisors, LLC. North Run Capital, LP, North Run GP, LP, North Run Advisors, LLC, Mr. Hammer and Mr. Ellis have shared voting and dispositive power with respect to the shares and, as the sole members of North Run Advisors, LLC, Messrs. Hammer and Ellis may direct the vote and disposition of such shares. The principal business office of North Run Capital, LP is One International Place, Suite 2401, Boston Massachusetts 02110.

(4)	Includes 22,500 shares of common stock and 62,500 shares underlying options.

(5)	Consists of shares underlying options.

(6)	Includes 12,500 shares of common stock and 675,750 shares underlying options.

(7)	Includes 8,600 shares of common stock and 330,277 shares underlying options.

(8)	Shares beneficially owned by all executive officers and directors as a group includes options to purchase 1,744,776 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s securities are currently registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, and pursuant to Rule 16a-2, the Company’s directors and officers and holders of 10% or more of its common stock are currently required to file statements of beneficial ownership with regards to their ownership of the Company’s equity securities under Sections 13 or 16 of the Exchange Act. The Company’s current officers, directors and beneficial holders of 10% or more of its equity securities became subject to such requirement and to date, based solely upon a review of Forms 3, 4 and 5 and any amendments thereto furnished to us during the most recent fiscal year, none of such persons has failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PublishThis Agreement

On January 18, 2012, the Company and Ultra Unlimited Corp. (d/b/a PublishThis) (“PublishThis”) entered into a Master Services Agreement pursuant to which the Company agreed to pay a $10,000 monthly license fee to PublishThis to license its technology platform for the Company’s use. The initial term of the agreement was 12 months and automatically renewed for additional 12-month periods unless either party provided notice of intent not to renew at least 90 days prior to the end of the term. In January 2013, the parties entered into an amendment pursuant to which the Company agreed to pay to PublishThis a $30,000 one-time license fee from January 2013 until September 2014, which fee replaces the monthly fee during that period. Jonathan Bulkeley, who is a member of our Board and Chair of the Audit Committee, and Michael Kumin, who is a member of our Board, Chair of the Compensation Committee and Nominating Committee, each have an ownership interest in PublishThis, and Mr. Kumin’s brother is the Chief Executive Officer of PublishThis. For services performed in the year ended December 31, 2012, the Company paid PublishThis an aggregate of $159,000.

Latisys Agreement

On December 26, 2011, the Company and Latisys-Irvine, LLC (“Latisys”) entered into a Master Services Agreement and Addendum pursuant to which the Company agreed to pay a monthly fee of $22,170 to Latisys for datacenter services that include collocation, cages, connectivity and other related equipment and services, in addition to fees for additional services, as may be requested. The term of the agreement is three years. Latisys is a portfolio company of Great Hill Investors, LLC (and/or an affiliated entity of Great Hill Investors, LLC), which is the Company’s largest shareholder, and of which Michael Kumin, who is a member of our Board, Chair of the Compensation Committee and Nominating Committee, and Peter Garran, who is a member of our Board, are Managing Partner and Principal, respectively. For services performed in the year ended December 31, 2012, the Company paid Latisys an aggregate of $189,000.

Policy for Approval of Related Party Transactions

According to Company policy, the Company or any director or executive officer who becomes aware of a potential related party transaction, will notify the Audit Committee prior to entering into a potential related party transaction that involves payments that are anticipated to exceed $50,000 in any calendar year. If the Company, the directors, or the executive officers were unaware that a transaction was a potential related party transaction at the time of entering into the transaction, the director or executive officer who discovers the potential related nature of the transaction will notify the Company and the Audit Committee as soon as reasonably possible thereafter. After notification, the disinterested members of the Audit Committee will, to the extent they deem necessary or appropriate, have the opportunity to review and approve the transaction.

STOCKHOLDER PROPOSALS

Proposals to be Included in Proxy Statement

If a stockholder would like us to consider including a proposal in our proxy statement and form of proxy relating to our 2014 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, a written copy of the proposal must be delivered no later than December 10, 2013 (the date that is 120 calendar days before the anniversary of the release date of the proxy statement relating to this year’s annual meeting of stockholders). If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act in order to be included in our proxy materials.

Proposals to be Submitted for Annual Meeting

Our bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act. Our bylaws provide that business, which must constitute a proper matter under Delaware law for stockholder action, may be conducted at an annual meeting that is properly brought before the meeting by a stockholder who has given timely written notice and is a stockholder of record on the date of giving the notice and on the record date for the determination of stockholders entitled to vote. The notice must contain the information specified in our bylaws.

To be timely, the notice must be delivered to the secretary of the Company

•	no later than the close of business on February 23, 2014 (the 90th day prior to the first anniversary of this annual meeting), and

•	no earlier than January 24, 2014 (the 120th day prior to the first anniversary of this annual meeting).

In the event that the date of the annual meeting differs by more than 30 days from the first anniversary of the preceding year’s annual meeting, then the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting, and not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event will the adjournment or postponement of an annual meeting (or the public announcement) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

Any stockholder proposal that is not submitted within the applicable time frame will not be eligible for presentation or consideration at the next annual meeting. In addition, if a stockholder (or a qualified representative as described in our bylaws) does not appear to present his or her proposal at such meeting, then such business will not be considered.

Mailing Instructions

In either case, proposals should be delivered to Spark Networks, Inc., 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211, Attention: Joshua A. Kreinberg, Corporate Secretary. To avoid controversy and establish timely receipt by the Company, it is suggested that stockholders send their proposals by certified mail, return receipt requested.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Stockholders who wish to contact any of our directors either individually or as a group may do so by writing them c/o Corporate Secretary, Spark Networks, Inc., 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211, by telephone at (323) 658-3000 or by email to jkreinberg@spark.net specifying whether the communication is directed to the entire Board or to a particular director. Stockholder letters are screened by Company personnel to filter out improper or irrelevant topics, such as solicitations, and to confirm that such communications relate to matters that are within the scope of responsibilities of the Board or a committee.

OTHER BUSINESS

The Board of Directors does not know of any other matter to be acted upon at the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have authority to vote all proxies in accordance with their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

Joshua A. Kreinberg
Corporate Secretary

Dated: April 2, 2013 Beverly Hills, California

Spark Networks, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

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DESIGNATION (IF ANY)

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends that you vote “FOR” the nominees listed in Proposal 1, “FOR” Proposals 2 and 3, “3 YEARS” on Proposal 4 and “AGAINST” PROPOSAL 5.

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1. Election of Directors:

01 - Jonathan B. Bulkeley

02 - Benjamin Derhy

03 - Peter L. Garran

04 - Michael A. Kumin

05 - Gregory R. Liberman

06 - Thomas G. Stockham

Mark here to vote

FOR ALL nominees

Mark here to WITHHOLD authority for ALL nominees

FOR ALL EXCEPT - To withhold authority for any individual nominee, mark the “FOR

ALL EXCEPT” box and write that nominee’s name in the space provided below.

For Against Abstain

2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013. 1 Year 2 Years 3 Years Abstain

4. Recommendation on an advisory basis on the frequency of the advisory vote on executive compensation.

For Against Abstain

3. Approval on an advisory basis of named executive officer compensation.

5. Stockholder proposal requesting the Board of Directors to adopt a rule to redeem any current or future stockholder rights plan or amendment thereto unless such plan is submitted to a stockholder vote within 12 months.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Each of the persons named as proxies herein are authorized, in such person’s discretion, to vote upon such other matters as may properly come before the Annual Meeting, or any adjournments thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 24, 2013.

The 2013 Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2012 are also available at http://proxy.spark.net

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — SPARK NETWORKS, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Spark Networks, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 2, 2013, and hereby appoints Brett A. Zane and Joshua A. Kreinberg, the Company’s Chief Financial Officer and General Counsel and Corporate Secretary, respectively, or either of them acting singly in the absence of the other, with full power of substitution, as attorneys-in-fact and proxies for, and in the name and place of, the undersigned, and hereby authorizes each of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Spark Networks, Inc. to be held on May 24, 2013, at 9:00 a.m. Pacific Daylight Time, and at any adjournments thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, “3 YEARS” ON PROPOSAL 4, “AGAINST” PROPOSAL 5 AS DESCRIBED IN THE PROXY AND IN ACCORDANCE WITH THE JUDGMENT OF THE

PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated and signed, on the other side)